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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2000 Employee Stock Purchase Plan, the 2000 Stock Plan, and the 1999 Stock Option Plan of inSilicon Corporation of our report dated December 17, 1999, except for Notes 5 and 10, as to which the date is February 11, 2000 with respect to the consolidated financial statements of inSilicon Corporation for the year ended September 30, 1999, included in the Company's prospectus filed with the Securities and Exchange Commission on March 22, 2000.




/s/ ERNST & YOUNG LLP


San Jose, California
June 26, 2000